Exhibit 99.1

Mach Natural Resources LP Reports 109% Increase in Total Proved Reserves; Continues to Deliver Strong Distributions in 2025

OKLAHOMA CITY, Oklahoma, March 12, 2026 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2025. In addition, the Company provided an updated outlook for full-year 2026.

Recent Highlights

●	Previously announced and paid a quarterly cash distribution of $89 million for the fourth quarter of 2025, or $0.53 per common unit, representing a 96% increase from its third quarter 2025 cash distribution

●	Since Mach's initial public offering (“IPO”), the Company has paid $643 million in cash distributions, including the fourth quarter 2025 cash distribution of $89 million

●	Since Mach's inception, Mach has paid $1.3 billion in cash distributions, including the fourth quarter 2025 cash distribution

●	Achieved a combined peak production rate of approximately 40 MMcf/d from three additional wells drilled and operated in the Deep Anadarko, consisting of three, three-mile laterals totaling roughly 45,000 feet

Fourth-Quarter 2025 Highlights

●	Delivered total net production of 154 thousand barrels of oil equivalent per day (“Mboe/d”)

●	Lease operating expense of $7.50 per barrel of oil equivalent (“Boe”)

●	Reported net income and Adjusted EBITDA(1) of $73 million and $187 million, respectively

●	Generated net cash provided by operating activities of $129 million

●	Incurred total development costs of $77 million

●	Integrated two acquisitions of oil and gas assets located in the Permian Basin and San Juan Basin

Full-Year 2025 Highlights

●	Lease operating expense of $6.99 per Boe

●	Reported net income and Adjusted EBITDA(1) of $143 million and $593 million, respectively

●	Generated net cash provided by operating activities of $507 million

●	Incurred total development costs of $252 million, resulting in a reinvestment rate of 47%

●	Paid cash distributions to the Company’s unitholders of $244 million, or $1.94 per common unit

●	Achieved pro forma cash return on capital invested (“CROCI”) (2) of 23%

●	Increased total proved reserves 109% to 705 million barrels of oil equivalent (“MMBoe”) with a present value of SEC proved reserves discounted at 10% (“PV-10”) of $3.1 billion (3)(4)

●	Completed multiple acquisitions of oil and gas assets totaling $1.3 billion

Full-Year 2026 Outlook

●	Plan to invest $315 million to $360 million of total capital for development

●	Forecast full year total net production ranging from 150 MBoe/d to 157 MBoe/d

“Over Mach's eight-year history, a steady adherence to our four pillars has served us well,” said Tom L. Ward, Chief Executive Officer of Mach Natural Resources. “2025 was a pivotal year for Mach as we anchored positions in two additional basins and transformed the Company into a scaled, multi-basin operator. As a result of our strategic acquisition growth, we strengthened the durability of our asset base to generate long-term value for our unitholders.”

Tom L. Ward continued, “Building upon last year's momentum, our 2026 plan is designed to maximize distributions while staying true to our proven reinvestment approach. With a continued focus on optimizing base production volumes and applying our operational expertise across the Company's holdings, we are confident in Mach's ability to deliver consistent value across all commodity cycles.”

Financial Results

Mach reported total revenue and net income of $388 million and $73 million in the fourth quarter of 2025, respectively. For the full year 2025, Mach reported total revenue and net income of $1.2 billion and $143 million, respectively. During the fourth quarter, the average realized price was $58.14 per barrel of oil, $2.54 per thousand cubic feet of natural gas, and $21.28 per barrel of natural gas liquids (“NGLs”). These prices exclude the effects of derivatives.

As of December 31, 2025, Mach had a cash balance of $43 million and $705 million utilized under its $1.0 billion revolving credit facility, leaving approximately $338 million of available liquidity.

Operational Results

During the fourth quarter of 2025, Mach achieved average oil equivalent production of 154 Mboe/d, which consisted of 17% oil, 68% natural gas, and 15% NGLs. Also, for the fourth quarter of 2025, Mach’s production revenues from oil, natural gas, and NGLs sales totaled $331 million, comprised of 42% oil, 44% natural gas, and 14% NGLs.

The Company spud 5 gross (4.6 net) operated wells and brought online 13 gross (10.1 net) operated wells in the fourth quarter of 2025. As of December 31, 2025, the Company had 7 gross (5.3 net) operated wells in various stages of drilling and completion.

Mach’s lease operating expense in the fourth quarter of 2025 was $106 million, or $7.50 per Boe. Mach incurred $46 million, or $3.22 per Boe, of gathering and processing expenses in the fourth quarter of 2025. Furthermore, during the fourth quarter of 2025, production taxes as a percentage of oil, natural gas, and NGL sales were approximately 4.6%, midstream operating profit was approximately $6 million, general and administrative expenses—excluding equity-based compensation of $3 million—was $11 million, and interest expense was $25 million.

In the fourth quarter of 2025, Mach’s total development costs were $77 million, including $68 million of upstream capital and $9 million of other capital (including midstream and land).

Year-End SEC Reserves

At December 31, 2025, Mach’s total estimated SEC proved reserves(4) were 705 MMBoe, comprised of 69% natural gas, 16% NGLs and 15% oil. The PV-10(3) was $3.1 billion at December 31, 2025.

Distributions

The Company’s quarterly cash distribution for the fourth quarter of 2025 of $0.53 per common unit was announced February 12, 2026. The quarterly cash distribution was paid on March 12, 2026, to the Company’s unitholders of record as of the close of trading on February 26, 2026.

2026 Outlook

Mach previously announced its 2026 outlook on November 6, 2025. Today the Company reiterated its production and capital outlook, while revising other guidance. In 2026, the Company plans to spend $315 million to $360 million in total capital for development, while upholding Mach’s targeted reinvestment rate of no more than 50% of operating cash flow. The 2026 forecast for total production is expected to range between 150 MBoe/d to 157 MBoe/d. Additional details of Mach’s forward-looking guidance are available on the Company’s website at www.machnr.com.

Conference Call and Webcast Information

Mach will host a conference call and webcast at 9:00 a.m. Central (10:00 a.m. Eastern) on Friday, March 13, 2026, to discuss its fourth quarter 2025 results. Supplemental slides will be posted to the Company's website. Participants can access the conference call by dialing 877-407-2984. A webcast link to the conference call will be provided on the Company’s website at www.machnr.com. A replay will also be available on the Company’s website following the call.

[1]	Adjusted EBITDA is a non-GAAP measure. Mach has defined this measure and provided reconciliations of this non-GAAP measure to its most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) at the conclusion of this press release under “Non-GAAP Financial Measures and Disclosures.”

[2]	CROCI is a non-GAAP financial measure. For more information on CROCI, see “Non-GAAP Financial Measures and Disclosures” at the conclusion of this press release.

[3]	PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved oil and gas reserves, less future development and production costs, discounted at 10% per annum to reflect the timing of future cash flows. For more information on how we calculate PV-10 and a reconciliation of proved reserves PV-10 to its nearest GAAP measure, see “Non-GAAP Financial Measures and Disclosures” at the conclusion of this press release.

[4]	Mach’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $65.34 per barrel for oil and $3.39 per MMBtu for natural gas at December 31, 2025. These base prices were adjusted for differentials on a per-property basis, which may include local basis differentials, fuel costs and shrinkage.

Availability of Financial Statements

In connection with the filing of its Annual Report on Form 10-K for the year ended December 31, 2025, with the U.S. Securities and Exchange Commission (the “SEC”), Mach announced that the Form 10-K is available on the Company’s website at www.machnr.com under the “Investors” section.

Upon written request, unitholders may obtain, free of charge, a printed copy of the Company’s Annual Report on Form 10-K (including complete audited financial statements). Requests should be directed to Investor Relations at ir@machnr.com or in writing to: Mach Natural Resources LP, 14201 Wireless Way, Suite 300, Oklahoma City, OK, 73134.

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas company focused on the acquisition, development and production of oil, natural gas, and NGL reserves. The Company operates a diversified portfolio across the Anadarko, Permian and San Juan Basins. For more information, please visit www.machnr.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Non-GAAP Financial Measures and Disclosures

This press release includes non-GAAP financial measures. Pursuant to regulatory disclosure requirements, Mach is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Reconciliations of these non-GAAP measures are provided below. Reconciliations of these non-GAAP measures, along with other financial and operational disclosures, are also within the supplemental tables that are available on the Company’s website at www.machnr.com and in the related Form 10-K filed with the SEC.

Adjusted EBITDA(1)

Mach includes in this press release the supplemental non-GAAP financial performance measure Adjusted EBITDA and provides the Company’s calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the Company’s most directly comparable financial measure calculated and presented in accordance with GAAP. The Company defines Adjusted EBITDA as net income before (1) interest expense, net, (2) depreciation, depletion, amortization and accretion, (3) unrealized (gain) loss on derivative instruments, (4) impairment on oil and gas assets, (5) loss on debt extinguishment, (6) equity-based compensation expense and (7) gain on sale of assets, net.

Adjusted EBITDA is used as a supplemental financial performance measure by our management and by external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others, to more effectively evaluate our operating performance and our results of operation from period to period and against our peers without regard to financing methods, capital structure or historical cost basis. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of our operating performance. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual items. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

Reconciliation of GAAP Financial Measures to Adjusted EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
($ in thousands)	2025	2025
Net Income Reconciliation to Adjusted EBITDA:
Net income	$73,091	$142,984
Interest expense, net	25,163	71,555
Depreciation, depletion, amortization and accretion	96,503	292,764
Unrealized (gain) loss on derivative instruments	(10,774)	(32,109)
Impairment of oil and gas properties	—	90,430
Loss on debt extinguishment	—	18,540
Equity-based compensation expense	3,042	9,390
Gain on sale of assets	(96)	(298)
Adjusted EBITDA	$186,929	$593,256

Cash Return on Capital Invested (“CROCI”) (2)

CROCI is defined as cash flow from operations plus interest expense, divided by the average of both the prior and current year’s total current assets less cash and cash equivalents less total current liabilities plus the current portion of long-term debt plus proved oil and natural gas properties plus other property, plant and equipment plus other assets. CROCI is presented based on our management’s belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. CROCI is not a measure of financial performance under GAAP and should not be considered an alternative to net income, as defined by GAAP.

PV-10 and Standardized Measure (3)

Certain of our oil and natural gas reserve disclosures included in this Annual Report are presented on a PV-10 basis. PV-10 is a non-GAAP financial measure and represents the estimated present value of the future cash flows less future development and production costs from our proved reserves before income taxes, discounted using a 10% discount rate. PV-10 of proved reserves generally differs from the standardized measure of discounted future net cash flows from production of proved oil and natural gas reserves (the “Standardized Measure”), the most directly comparable GAAP financial measure, because it does not include the effects of future income taxes, as is required under GAAP in computing the Standardized Measure. The Company is a limited partnership treated as a partnership for federal and state income tax purposes, and accordingly is not subject to entity level taxation. However, the Company does pay franchise taxes in the state of Texas, which are represented as income taxes in the calculation of the Company’s Standardized Measure. The impact of these taxes was approximately $18 million.

We believe that the presentation of a pre-tax PV-10 value provides relevant and useful information because it is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and natural gas companies. Because many factors that are unique to each individual company may impact the amount and timing of future income taxes, the use of PV-10 value provides greater comparability when evaluating oil and natural gas companies. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of proved oil and gas reserves. However, the definition of PV-10 value as defined above may differ significantly from the definitions used by other companies to compute similar measures. As a result, the PV-10 value as defined may not be comparable to similar measures provided by other companies.

Investors should be cautioned that neither PV-10 nor Standardized Measure of proved reserves represents an estimate of the fair market value of our proved reserves. We and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

Cautionary Note Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Specific forward-looking statements include statements regarding the Company’s projected results of operating, financial position, growth opportunities and reserve estimates. These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, the Company’s future financial condition, results of operations and ability to achieve the guidance provided, strategy and plans; the ability of the Company to realize anticipated synergies related to the closing of the Permian Basin and San Juan Basin transactions in the timeframe expected or at all; changes in markets and the ability of the Company to finance operations in the manner expected; commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; the potential for significant new tariffs and their impact on global oil, natural gas and NGL markets; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, which is on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.